EXHIBIT 10(a)

DEFERRED COMPENSATION PLAN

FOR

KEY MANAGEMENT EMPLOYEES OF

PROGRESS ENERGY, INC.

(Amended and Restated Effective July 13, 2011)

ARTICLE I

STATEMENT OF PURPOSE; EFFECTIVENESS

This Plan was originally adopted by Carolina Power & Light Company and sponsorship of the Plan was transferred to CP&L Energy, Inc. (whose name was subsequently changed to Progress Energy, Inc.) (the “Sponsor”) effective as of August 1, 2000.  The purpose of the Plan was to provide increased incentive on the part of key management employees of the Company and to further the long-term growth and earnings of the Company by offering long-term incentives in addition to current compensation to the limited group of key management employees of the Company who were largely responsible for such growth.

Participation in the Plan was suspended effective January 1, 2000.  Benefits due under those Deferred Compensation Agreements and Deferred Incentive Awards made prior to January 1, 2000, remain payable pursuant to the terms of the Plan, except that the Additional Benefits granted pursuant to ARTICLE VIII of the Plan were transferred to and are payable under the Progress Energy, Inc. Amended and Restated Management Deferred Compensation Plan.  The amended and restated Plan provisions, as contained herein, are effective as of July 10, 2002, but shall have no adverse affect on any Deferred Compensation Agreements and Deferred Incentive Awards, and benefits payable pursuant thereto, made prior to January 1, 2000.

ARTICLE II

DEFINITIONS

When used herein the following terms shall have the meanings indicated unless a different meaning is clearly required by the context.

1. “Annuity Starting Date”: The date on which payment of a benefit payable hereunder is to commence.

2. “Board of Directors”: The Board of Directors of the Sponsor.

3. “Change in Control”: The earliest of the following dates:

(a)
the date any person or group of persons (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934), excluding employee benefit plans of the Sponsor, becomes, directly or indirectly, the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Securities Act of 1934) of securities of the Sponsor representing twenty-five percent (25%) or more of the combined voting power of the Sponsor’s then outstanding securities (excluding the acquisition of securities of the Sponsor by an entity at least eighty percent (80%) of the outstanding voting securities of which are, directly or indirectly, beneficially owned by the Sponsor); or

(b)	the date of consummation of a tender offer for the ownership of more than fifty percent (50%) of the Sponsor’s then outstanding voting securities; or

(c)
the date of consummation of a merger, share exchange or consolidation of the Sponsor with any other corporation or entity regardless of which entity is the survivor, other than a merger, share exchange or consolidation which would result in the voting securities of the Sponsor outstanding immediately prior thereto continuing to represent (either by remaining outstanding or being converted into voting securities of the surviving or acquiring entity) more than sixty percent (60%) of the combined voting power of the voting securities of the Sponsor or such surviving or acquiring entity outstanding immediately after such merger or consolidation; or

(d)
the date, when as a result of a tender offer or exchange offer for the purchase of securities of the Sponsor (other than such an offer by the Sponsor for its own securities), or as a result of a proxy contest, merger, share exchange, consolidation or sale of assets, or as a result of any combination of the foregoing, individuals who are Continuing Directors cease for any reason to constitute at least two-thirds (2/3) of the members of the Board of Directors; or

(e)
the date the shareholders of the Sponsor approve a plan of complete liquidation or winding-up of the Sponsor or an agreement for the sale or disposition by the Sponsor of all or substantially all of the Sponsor’s assets; or

(f)	the date of any event which the Board of Directors determines should constitute a Change of Control.

A Change of Control shall not be deemed to have occurred until a majority of the members of the Board of Directors receive written certification from the Organization and Compensation Committee of the Board that one of the events set forth in this Section 1.3 as occurred.  Any determination that an event described in this Section 1.3 has occurred shall, if made in good faith on the basis of information available at that time, be conclusive and binding on the Board of Directors, the Sponsor, the Participants and their beneficiaries for all purposes of the Plan.

4. “Committee”: The Administrative Committee appointed by the Board of Directors to administer this Plan.

5. “Company”: Carolina Power & Light Company, a North Carolina corporation, and its corporate successors and affiliates under common ownership and control of the Sponsor.

6. “Continuing Directors”:  The members of the Board of Directors on July 10, 2002; provided, however, that any person becoming a director subsequent to such whose election or nomination for election was supported by 75% or more of the directors who then comprised Continuing Directors shall be considered to be a Continuing Director.

7. “Deferred Compensation Agreement”: Written agreement between the Company and a Participant pursuant to which the Participant agreed to defer a portion of his Compensation under the Plan.

8. “Deferred Incentive Award”: A deferred award made to an Eligible Employee under the Management Incentive Compensation Plan.

9. “Designated Beneficiary”: One or more beneficiaries, as designated in writing to the Committee, to whom payments otherwise due to or for the benefit of the Participant hereunder shall be made in the event of death prior to the complete payment of such benefit. In the event no such written designation is made by a Participant or if such beneficiary shall not be in existence at the Participant’s death or if such beneficiary predeceases the Participant, the Participant shall be deemed to have designated his estate as such beneficiary.

10. “Disability Retirement”: Retirement from the employ of the Company because of Total Disability.

11. “Disability Retirement Date”: The date upon which a Participant retires from the employ of the Company because of Total Disability.

12. “Early Retirement”: Retirement from the employ of the Company upon or after attaining age sixty (60) but prior to the calendar year in which the Participant attains age sixty-five (65).

13. “Early Retirement Date”: The date of Early Retirement.

14. “Eligible Employee”: An Employee eligible to participate in this Plan, as provided in Section 1 of ARTICLE III hereof.

15. “Employee”: A person who is employed by the Company.

16. “Insurable”: The life of a Participant at the time of a deferral election or Deferred Incentive Award for which the Participant is notified in writing by the Committee that the Participant is insurable by an insurance company approved by the Committee and at premium rates acceptable to the Committee in the exercise of its sole and absolute discretion.

17. “Management Incentive Compensation Plan”: The Management Incentive Compensation Plan of Progress Energy, Inc., as amended.

18. “Normal Retirement”: Retirement from the employ of the Company in the calendar year in which occurs the Participant’s Normal Retirement Date.

19. “Normal Retirement Date”: The date upon which such Participant attains the age of sixty-five (65).

20. “Participant”: An Employee who is eligible to participate in the Plan, in the manner specified herein.

21. “Plan”: The amended and restated Deferred Compensation Plan for Key Management Employees of Progress Energy, Inc. as contained herein, and as it may be amended from time to time hereafter.

22. “Postponed Retirement”: Retirement from the employ of the Company after the end of the calendar year in which the Participant attains age sixty-five (65).

23. “Postponed Retirement Date”: The date of Postponed Retirement.

24. “Present Value Interest Rate”: The rate stated in a Participant’s Deferred Compensation Agreement or Deferred Incentive Award as the Present Value Interest Rate or, if no such rate is stated, ten percent (10%) per annum.

25. “Stock Purchase-Savings Plan”: The Stock Purchase-Savings Plan of Carolina Power & Light Company (as amended and restated effective December 31, 1989), and as later amended.

26. “Salary”: The compensation payable by the Company to a Participant consisting of regular or base compensation, such compensation being understood not to include bonuses, if any, incentive compensation, if any, or amounts of compensation payment of which has been deferred under any deferred compensation plan or arrangement maintained by the Company.

27. “Sponsor”:  Progress Energy, Inc. and its successors in interest.

28. “Total Compensation”: The sum of (1) the annual regular or base compensation and amounts of incentive compensation or bonuses paid by the Company to a Participant as reflected in Internal Revenue Service Form W-2, and (2) amounts of such compensation deferred under any plan or arrangement maintained by the Sponsor, including this Plan, and which but for such deferrals would have been reflected in such Form W-2.

29. “Total Disability”: During the first twelve (12) months of disability, a disability where a Participant is wholly and continuously disabled by reason of sickness or injury such that he is unable to perform the normal duties of his actual occupation, and is under the regular care of a physician acceptable to the Committee during said 12 months. After the first 12 months of disability, a disability where a Participant is found to be wholly and permanently prevented from engaging in any occupation as determined by the Committee, for which he is reasonably qualified, by training, education, background and experience, as a result of said sickness or injury, provided he is still under the regular care of a physician acceptable to the Committee.

30. “Year of Service”: A period of twelve (12) consecutive months (no month to be counted in more than one Year of Service) during which the Participant has been or hereafter (i) is continuously employed by the Company, or (ii) is continuously on leave of absence approved by the Company.

ARTICLE III

ELIGIBILITY AND PARTICIPATION

1. Eligibility. Any key management Employee whose position with the Company is at the department manager level or higher was eligible to participate in this Plan prior to January 1, 2000.  Effective January 1, 2000, no new Participants were eligible to enter the Plan.

2. Elective Participation.

(a) An Eligible Employee participated in the Deferred Compensation feature of the Plan by irrevocably electing, in the manner specified herein, to defer future Salary in an annual amount for one (1) or four (4) consecutive calendar years (or for such fewer years as remain until the Employee’s Normal Retirement Date or for such fewer years as approved by the Chief Executive Officer of the Company; or if the Chief Executive Officer is the affected Participant then for such fewer years as approved by the Committee).  An Eligible Employee could defer a minimum of $1,000 per year under the four (4) year election and $3,000 per year under the one (1) year election.. No deferral election was permitted which would have the result of causing to be deferred under this Plan in any calendar year (as a result of such deferral election and, where applicable, any previous deferral elections pursuant to this Plan or the predecessor Plan provisions) amounts of Salary which exceed fifteen percent (15%) of such Eligible Employee’s Total Compensation for the year in which such deferral election was made; except when approved in advance on a case-by-case basis by the Company’s Chief Executive Officer, or if the Chief Executive Officer is the affected Participant then when approved in advance on a case-by-case basis by the Committee.  Should the amount of any deferral election made by any Eligible Employee exceed the fifteen percent (15%) limitation without the prior approval of the Company’s Chief Executive Officer, the amount of deferrals so elected would be automatically reduced to the maximum level permitted by the Plan.

(b) An Eligible Employee became a Participant in the Deferred Compensation feature of the Plan upon the execution and delivery of a Deferred Compensation Agreement. Such Agreement must be executed as follows:

 (i)           Within thirty (30) days following the date on which an Employee first became eligible to participate in this Plan in order to defer Salary to be earned in the remainder of the calendar year following such deferral election; or

 (ii)           In all other cases, on or before December 31 to defer Salary to be earned in succeeding calendar years.

(c) During a deferral period(s), the annual amount of Salary to be deferred was deferred on a basis as determined by the Committee.

(d) The Committee was empowered to deny any eligible Employee the right to make a new deferral election pursuant to the Plan in any calendar year. Any such denial may apply to one or more but less than all eligible Employees.

3. Participation through Management Incentive Compensation Plan. An Eligible Employee participated in the Management Incentive Compensation feature of the Plan when notified, in the manner specified herein, of a Deferred Incentive Award under the Management Incentive Compensation Plan. Written notification of such Deferred Incentive Award was made by the Committee at the direction of the Board of Directors.

4. Benefits. The amount of benefits payable under the Plan will differ depending upon the Participant’s age at the time of the deferral election and/or, notification of a Deferred Incentive Award and the amounts deferred. In addition, the amount of Survivor Benefits and Disability Benefits payable under the Plan may vary from Participant to Participant depending upon whether the Participant is Insurable or not Insurable. Each year in which the right to defer was offered to an Employee and/or notification of a Deferred Incentive Award was made, the Committee furnished such Eligible Employee with a schedule disclosing how benefits are computed.

ARTICLE IV

RETIREMENT BENEFITS

1. Normal Retirement Benefit.

(a) Upon the Normal Retirement of a Participant, such Participant becomes entitled to his Normal Retirement Benefit. The Normal Retirement Benefit is a level fifteen (15) year annuity payable in one hundred eighty (180) equal monthly installments in the amount stated in the Participant’s Deferred Compensation Agreement or Deferred Incentive Award. Payment of the Normal Retirement Benefit shall commence on the January 1st immediately following the Participant’s Normal Retirement Date (such date being the “Regular Annuity Starting Date”) and shall continue on the first day of each month thereafter until one hundred eighty (180) monthly payments have been made.

(b) The Normal Retirement Benefit amount which the Company agreed to pay depends on a number of factors, including, among other things, the amount of the deferral, the Participant’s age and the length of time between the time of the deferral and the Annuity Starting Date of the benefit.

2. Postponed Retirement Benefit.

(a) Upon the Postponed Retirement of a Participant, such Participant becomes entitled to his Postponed Retirement Benefit. The Postponed Retirement Benefit is a level fifteen (15) year annuity payable in equal monthly installments. Payment of the Postponed Retirement Benefit shall commence on the January 1st immediately following the Participant’s Postponed Retirement Date (such date being the “Postponed Annuity Starting Date”), and shall continue on the first day of each month thereafter until one hundred eighty (180) monthly payments have been made.

(b) The monthly benefit of the Postponed Retirement Benefit shall be an amount equal to the monthly benefit of the Normal Retirement Benefit increased by six percent (6%) compounded annually for each year that the Regular Annuity Starting Date precedes Postponed Annuity Starting Date.

3. Early Retirement Benefit.

(a) Upon the Early Retirement of a Participant, such Participant becomes entitled to his Early Retirement Benefit. The Early Retirement Benefit is a level fifteen (15) year annuity payable in equal monthly installments, the amount of which shall be the same as those of the Normal Retirement Benefit. Subject to Sections 3(b) and 3(c) of this ARTICLE IV, payment of the Early Retirement Benefit shall commence on the January 1st immediately following the Participant’s Normal Retirement Date (such date being the “Regular Annuity Starting Date”), and shall continue on the first day of each month thereafter until one hundred eighty (180) monthly payments have been made.

(b) A Participant may irrevocably elect in advance to have payment of his Early Retirement Benefit commence, in a reduced amount, on the January lst following his Early Retirement Date (such date being the “Accelerated Annuity Starting Date”). Such election shall be made in writing delivered to the Committee at the same time the Participant irrevocably elects (in accordance with ARTICLE III hereof) to defer future Salary giving rise to such Early Retirement Benefit.

(c) To the extent that such Early Retirement Benefit is the result of a Deferred Incentive Award, payment of such benefits shall commence in accordance with the terms contained in the written notification made by the Committee with respect to such Award.

(d) In the event a Participant elects an Accelerated Annuity Starting Date, his Early Retirement Benefit shall be reduced by six percent (6%) compounded annually for each year that the Accelerated Annuity Starting Date precedes his Regular Annuity Starting Date.

4. Death Prior to Commencement of Benefit. Anything herein to the contrary notwithstanding, in the event a Participant dies after becoming entitled to his Normal Retirement Benefit, Postponed Retirement Benefit, or Early Retirement Benefit and prior to the Annuity Starting Date of such Retirement Benefit, the Participant’s Designated Beneficiary shall receive, in lieu of such Retirement Benefit, the Survivor Benefit Specified in ARTICLE V hereof.

5. Payments to Beneficiary. In the event a Participant dies prior to full payment of his Retirement Benefit under this ARTICLE IV, all remaining payments due hereunder shall be made to such Participant’s Designated Beneficiary.

ARTICLE V

SURVIVOR BENEFITS

1. Survivor Benefit. Upon the occurrence of any of the following events, the Company shall pay to a Participant’s Designated Beneficiary the Survivor Benefit as defined in this ARTICLE V.

(a) The death of the Participant while employed by the Company;

(b) The death of the Participant after becoming entitled to a Retirement Benefit of ARTICLE IV hereof, but prior to commencement of payment of such benefit;

(c) The death of the Participant after becoming entitled to the Disability Benefit of ARTICLE VI, Section 2, hereof, but prior to commencement of payment of such Benefit; or

(d) The death of the Participant after becoming entitled to the Severance Benefit under ARTICLE VII, Section 1(b) hereof, but prior to commencement of payment of such benefit.

2. Payment. Payment of the Survivor Benefit shall commence on the first day of the month following receipt by the Committee of written proof of the Participant’s death and shall continue on the first day of each month thereafter until one hundred eighty (180) monthly payments have been made.

3. Amount.

(a) If the Participant is Insurable, then the Survivor Benefit is, a level fifteen (15) year annuity payable to his Designated Beneficiary in one hundred eighty (180) equal monthly installments of cash in the amount(s) stated in the Participant’s Deferred Compensation Agreement or the Deferred Incentive Award.

(b) If the Participant is not Insurable and his death both (i) occurs after attaining age sixty (60) and (ii) constitutes one of the events described in Section 1(a), 1(b), and 1(c) of this ARTICLE V, then the Survivor Benefit is a level fifteen (15) year annuity payable in one hundred eighty (180) equal monthly installments in a monthly amount equal to the present value at the Participant’s date of death of the Participant’s monthly Normal Retirement Benefit, as set forth in the Participant’s Deferred Compensation Agreement or the Deferred Incentive Award, discounted, for the period between the Participant’s Regular Annuity Starting Date (as defined in ARTICLE IV, Section 1) and the Participant’s date of death, by the Present Value Interest Rate stated in the Participant’s Deferred Compensation Agreement or Deferred Incentive Award, compounded annually.

(c) If the Participant is not Insurable and either the Participant has not attained age sixty (60) at the time of his death or his death constitutes the event described in Section (d) of this ARTICLE V, then the total amount of the Survivor Benefit shall equal his actual gross deferrals plus interest thereon at nine percent (9%) per annum compounded annually until his date of death. Such amount shall be payable to the Participant’s Designated Beneficiary at the option of the Committee in either a lump sum on the first day of the month immediately following receipt by the Committee of written proof of the Participant’s death or in up to one hundred eighty (180) equal consecutive monthly installments with interest at nine percent (9%) per annum, compounded annually, commencing on the first day of the month immediately following receipt by the Committee of proof of the Participant’s death.

(d) Notwithstanding anything herein to the contrary, if the Participant’s death occurs prior to May 1 of the calendar year next following the calendar year in which the Participant enters into a Deferred Compensation Agreement or is notified of a Deferred Incentive Award, or if the Participant’s death occurs by reason of suicide prior to the May 1 of the third calendar year following the calendar year in which the Participant enters into a Deferred Compensation Agreement or is notified of a Deferred Incentive Award, then no Survivor Benefit shall be payable pursuant to such Deferred Compensation Agreement or Deferred Incentive Award. In lieu of any such Survivor Benefit, the Company shall pay to the Participant’s Designated Beneficiary, in one lump sum, the actual gross deferrals made, if any, pursuant to such Deferred Compensation Agreement or Deferred Incentive Award plus interest thereon at nine percent (9%) per annum compounded annually until date of payment.

(e) Anything to the Contrary herein notwithstanding, if the Survivor Benefit is payable by reason of the Participant’s death occurring at a time when, had he retired on the day of his death, he would have been entitled to the Postponed Retirement Benefit (as provided in ARTICLE IV, Section 2), then the monthly amount of the Survivor Benefit shall equal the monthly amount of the Participant’s Normal Retirement Benefit, as set forth in the Participant’s Deferred Compensation Agreement or Deferred Incentive Award, increased by six percent (6%) per annum compounded annually for the period between the Participant’s Regular Annuity Starting Date (as defined in ARTICLE IV, Section 1) and the Participant’s death.

4. Other. The Survivor Benefits payable hereunder are in lieu of any other benefit under this Plan.

ARTICLE VI

DISABILITY BENEFITS

1. Entitlement. Upon Disability Retirement a Participant becomes entitled to the Disability Benefit described in this ARTICLE VI.

2. Disability Benefit.

(a) Subject to paragraphs (b) and (c) below, the Disability Benefit shall be a deferred benefit identical to the Normal Retirement Benefit to which the retired Participant would have become entitled under ARTICLE IV if he had retired on his Normal Retirement Date.

(b) Paragraph (a) above notwithstanding, but subject to paragraph (c) below, if the Disability Retirement occurs before the Participant has attained age sixty (60), and the Participant is not Insurable, then his Disability Benefit shall equal his actual gross deferrals plus interest thereon at nine percent (9%) per annum compounded annually until his Disability Retirement Date. Payment of such benefit shall commence on the first day of the month immediately following (i) his Disability Retirement Date and (ii) the expiration of six (6) months of Total Disability. Such benefit shall be payable in sixty

(60) equal consecutive monthly installments with interest at nine percent (9%) per annum.

(c) The foregoing notwithstanding, in the event such Participant dies prior to commencement of payment of such Disability Benefit, the Participant’s Designated Beneficiary shall receive, in lieu of such Disability Benefit, the Survivor Benefit specified in ARTICLE V hereof.

3. Re-Employment. In the event a retired Participant entitled to a Disability Benefit hereunder but prior to commencement of payment of such benefit is re-employed by the Company in a capacity which entitles him to participate in the Plan, he shall forfeit such Disability Benefit and shall participate in the Plan as if his service with the Company had never terminated. Anything in the foregoing to the contrary notwithstanding, however, if at the time of the retired Participant’s re-employment payment of his Disability Benefit hereunder has already commenced, he shall be ineligible to again commence participation in the Plan and shall, therefore, have no right, claim or entitlement to any benefits hereunder other than full payment of such Disability Benefit.

4. Payments to Beneficiary. In the event that a retired disabled Participant dies prior to full payment of his Disability Benefit under this ARTICLE VI, all remaining payments due hereunder shall be made to such Participant’s Designated Beneficiary.

ARTICLE VII

SEVERANCE BENEFITS

1. Severance Benefit.

(a) In the event a Participant’s employment with the Company terminates for any reason other than death, Disability Retirement, Early, Normal or Postponed Retirement, and at the time of such termination such Participant has neither (i) accrued twenty (20) Years of Service, nor (ii) attained age fifty (50) with fifteen (15) Years of Service, nor (iii) attained age fifty-five (55) with ten (10) Years of Service, the Participant’s participation in the Plan shall cease as of the date of such termination. In such event, the Company shall pay the former Participant the amount of his actual gross deferrals plus interest thereon at seven percent (7%) per annum, compounded annually. Such amount shall be, payable to the former Participant in sixty (60) equal consecutive monthly installments with interest at seven percent (7%) per annum commencing within ninety (90) days following such termination.

(b) In the event a Participant’s employment with the Company terminates for any reason other than death, Disability Retirement, Early, Normal or Postponed, Retirement, and at the time of such termination such Participant has either (i) accrued twenty (20) or more Years of Service, or (ii) attained age fifty (50) with fifteen (15) or more Years of Service or (iii) attained age fifty-five (55) with ten (10) or more Years of Service, such Participant shall receive a Severance Benefit identical to the Normal Retirement Benefit as provided in ARTICLE IV hereof to which such Participant would have become entitled if he retired upon or after his Normal Retirement Date. Provided, however, in the event a Participant dies prior to commencement of payment of such Severance Benefit, the Participant’s Designated Beneficiary shall receive, in lieu of such Severance Benefit, the Survivor Benefit specified in ARTICLE V hereof.

2. Payments to Beneficiary. In the event a Participant dies prior to full payment of his Severance’ Benefit under this ARTICLE VII, all remaining payments due hereunder shall be made to such Participant’s Designated Beneficiary.

ARTICLE VIII

ADDITIONAL BENEFITS

1. Loss of Benefits. It is anticipated that the deferral of a Participant’s Salary pursuant to the Deferred Compensation feature of this Plan may result in a loss of benefits through a reduction of amounts actually or potentially credited to his account(s) under the Stock Purchase-Savings Plan, and/or other qualified plans now or hereafter maintained by the Company. For example, it is expected that elections to defer Salary under the Deferred Compensation feature of this Plan could result in reduced Company contributions to the account of a Participant under the Stock Purchase-Savings Plan. The Committee shall determine the amount of such losses of benefits (hereafter “Benefit Loss”).

2. Additional Benefits. If the Committee determines that a Participant has suffered a Benefit Loss in any year, additional benefits shall be provided to the Participant as described herein:

(a) In the case of all Benefit Losses, if any, additional benefits shall be provided under this Plan as if the Participant had made a one (1) year deferral election to defer Salary in an amount equal to such Benefit Loss. The Committee shall determine when such deferral is deemed to occur. The amount of such additional benefits will be determined under this Plan in the year such deferral is deemed to occur but shall be based upon the level of benefits payable pursuant to, the deferral election to which the Benefit Loss is attributable, and the Participant’s age at the time of such deferral election.

3. Transfer of Additional Benefits.  Effective January 1, 2000, the value of the Additional Benefits provided under this ARTICLE VIII were transferred for payment under the Progress Energy, Inc. Amended and Restated Management Deferred Compensation Plan upon the written acknowledgement of the Participant that he had no further right or interest to the Additional Benefits under this Plan.

ARTICLE IX

ACCRUAL OF BENEFITS

1. If the employment of a Participant terminates for any reason prior to the completion of the deferrals agreed upon in the Deferred Compensation Agreement or if the agreed deferrals are not made for any other reason, then all of his benefits under the Plan shall be reduced by a fraction, the numerator of which is the amount of the gross deferrals agreed to be deferred which were not deferred, and the denominator of which is the amount of gross deferrals agreed to be deferred.

2. The reduction of benefits under Section I of this ARTICLE IX shall not apply to any benefits receivable by a Participant or his Designated Beneficiary under:

(a) ARTICLE V, Section 3(a) only, but only when the Participant dies while employed by the Company;

(b) ARTICLE V, Section 3(c);

(c) ARTICLE V, Section 3(d);

(d) ARTICLE VI, Section 2(b);

(e) ARTICLE VII, Section 1(a); or

(f) ARTICLE VIII.

ARTICLE X

ADMINISTRATIVE COMMITTEE

1. This Plan shall be administered by an Administrative Committee of not less than three (3) nor more than seven (7) members appointed by the Board of Directors of the Sponsor. The Board of Directors may from time to time appoint members of the Committee in substitution for the members previously appointed and may fill vacancies, however caused. The Committee shall have all powers necessary to enable it to carry out its duties in the administration of the Plan. Not in limitation, but in application of the foregoing, the Committee shall have the duty and power to determine all questions that may arise hereunder as to the status and rights of Participants in the Plan.

2. The Committee shall act by a majority of the number then constituting the Committee, and such action may be taken either by a vote at a meeting or in writing without a meeting.

3. The Committee shall keep a complete record of all its proceedings and all data relating to the administration of the Plan.

4. The Committee shall elect one of its members as a Chairman. The Committee shall appoint a Secretary to keep minutes of its meetings and the Secretary may or may not be a member of the Committee. The Committee shall make such rules and regulations for the conduct of its business as it shall deem advisable.

5. No member of the Committee shall be personally liable for any actions taken by the Committee unless the member’s action involves willful misconduct. To the extent permitted by applicable law, the Company shall indemnify and hold harmless each member of the

Committee and each Employee of the Company acting pursuant to direction of the Committee from and against any and all liability, claims, demands, costs and expenses (including reasonable attorneys’ fees) arising out of or incident to any act or failure to act in connection with the administration of the Plan, except for any such act or failure to act that involves willful misconduct.

ARTICLE XI

AMENDMENT AND TERMINATION

The Sponsor reserves the right, at any time and from time to time, by action of its Board of Directors, to modify or amend in whole or in part any or all of the provisions of the Plan. In addition, the Sponsor reserves the right, by action of its Board of Directors, to terminate the Plan in whole or in part; provided, however, any such modification, amendment or termination shall not adversely affect the Deferred Compensation Agreements or Deferred Incentive Awards then in effect.

Notwithstanding the foregoing, the Sponsor reserves the right, by action of its Board of Directors, to terminate the Plan in the event that there occur changes in the tax laws which, in the determination of the Committee in the good faith exercise of its sole and absolute discretion, adversely affect the Sponsor or the Participants. Such changes may include, without limitation, changes in laws governing taxation of life insurance proceeds received by the Company or the Sponsor or taxation of the internal build-up of cash surrender value of life insurance owned by the Company or the Sponsor. To be effective, such action of the Board of Directors terminating the Plan must be made within sixty (60) days of such changes. In the event of such a termination, the Company shall have the right to refund to each Participant (or his Designated Beneficiary) the sum of the Participant’s actual gross deferrals under the Plan, with interest on such amounts until date of payment at the rate of nine percent (9%) per annum, compounded annually, such sum to be paid in a lump sum within sixty (60) days following the date the Plan is terminated. The foregoing notwithstanding, such a termination shall not apply to any Participant or Designated Beneficiary who has begun receiving benefits under the Plan at the time of the termination, and such benefits shall continue to be paid in accordance with the terms of the Plan as if such termination had not occurred.

ARTICLE XII

MISCELLANEOUS

1. Non-Alienation of Benefits. No right or benefit under the Plan shall be subject to anticipation, alienation, sale, assignment, pledged encumbrance, or charge, and any attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge any right or benefit under this Agreement shall be void. No right or benefit hereunder shall in any manner be liable for or subject to the debts, contracts, liabilities or torts of the person entitled to such benefits. If the Participant or any beneficiary hereunder shall become bankrupt, or attempt to anticipate, alienate, sell, assign, pledge, encumber, or charge any right hereunder, then such right or benefit shall, in the discretion of the Committee, cease and terminate, and in such event, the Committee may hold or apply the same or any part thereof for the benefit of the. Participant or his beneficiary, spouse, children, or other dependents, or any of them in such manner and in such amounts and proportions as the Committee may deem proper.

2. No Trust Created. The obligations of the Sponsor and the Company to make payments hereunder shall constitute a liability of the Sponsor and the Company to a Participant and his Beneficiary. Such payments shall be made from. assets which shall continue, for all purposes, to be part of the general assets of the Sponsor and the Company, and no person shall have, by virtue of this Plan, any interest in such assets. The Sponsor and the Company shall not be required to establish or maintain any special or separate fund, or purchase or acquire life insurance on a Participant’s life, or otherwise to segregate assets to assure that such payment shall be made, and neither a Participant, his Beneficiary, or any other Beneficiary shall have any interest in any particular asset of the Sponsor or the Company by reason of its obligations hereunder. To the extent that any person acquires a right to receive payments from the Sponsor and the Company under the provision of this Plan, such right shall be no greater than the right of any unsecured general creditor of the Sponsor and the Company.  Nothing contained in the Plan, and no action taken pursuant to its provisions by any party, shall create, or be construed as creating, a trust of any kind, or a fiduciary relationship between the Sponsor, the Company and a Participant, his Beneficiary, or any other person.

In the event that, in its discretion, the Sponsor or the Company purchases an insurance policy or policies insuring the life of any Participant to allow the Sponsor or the Company to recover, in whole, or in part, the cost of providing the benefits hereunder, neither the Participant, his Beneficiary or any other beneficiary shall have any rights whatsoever therein; the Sponsor or  Company shall be the sole owner and beneficiary thereof and shall possess and may exercise all incidents of ownership therein.

3. No Employment Agreement. Neither the execution of this Plan or any Deferred Compensation Agreement or Deferred Incentive Award nor any action taken by the Sponsor or the Company pursuant to this Plan shall be held or construed to confer on a Participant any legal right to be continued as an Employee of the Sponsor or the Company in an executive position or in any other capacity whatsoever. This Plan shall not be deemed to constitute a contract of employment between the Sponsor or the Company and a Participant, nor shall any provision herein restrict the right of the Sponsor or the Company to discharge any Participant or restrict the right of any Participant to terminate his employment with the Sponsor or the Company.

4. Designation of Beneficiary. Participants shall file with the Committee a notice in writing designating one or more Designated Beneficiaries to whom payments otherwise due to or for the benefit of the Participant hereunder shall be made in the event of his death prior to the complete payment of such benefit. Participants shall have the right to change the beneficiary or beneficiaries so designated from time to time; provided, however, that any change shall not become effective until received in writing by the Committee.

5. Claims for Benefits. Each Participant or beneficiary must claim any benefit to which he is entitled under this Plan by a written notification to the Committee. If a claim is denied, it must be denied within a reasonable period of time, and be contained in a written notice stating the following:

(a) The specific reason for the denial.

(b) Specific reference to the Plan provision on which the denial is based.

(c) Description of additional information necessary for the claimant to present his claim, if any, and an explanation of why such material is necessary.

(d) An explanation of the Plan’s claims review procedure. The claimant will have 60 days to request a review of the denial by the Committee, which will provide a full and fair review. The request for review must be in writing delivered to the Committee. The claimant may review pertinent documents, and he may submit issues and comments in writing.

The decision by the Committee with respect to the review must be given within 60 days after receipt of the request, unless special circumstances require an extension (such as for a hearing). In no event shall the decision be delayed beyond 120 days after receipt of the request for review. The decision shall be written in a manner calculated to be understood by the claimant, and it shall include specific reasons and refer to special Plan provisions as to its effect.

6. Change of Control. In the case of a Change of Control, the Sponsor, subject to the restrictions in this Section 6 and in Section 2 of this ARTICLE XII, shall irrevocably set aside funds in one or more such grantor trusts in an amount that is sufficient to pay each Participant the net present value as of the date on which the Change of Control occurs, of the benefits to which the Participant (or the beneficiaries) would be entitled pursuant to the terms of the Plan if the value of the benefit were to be paid in a lump sum upon the Change of Control; provided, however, that the Sponsor shall not set aside funds, revocably or irrevocably, in one or more such grantor trusts in connection with the transactions described in the Agreement and Plan of Merger between the Sponsor and Duke Energy Corporation dated as of January 8, 2011.  The net present value of such benefits shall be determined as of the Change of Control by application of the Present Value Interest Rate.  The obligations and responsibilities of the Sponsor and Company under this Plan shall be assumed by any successor or acquiring corporation, and all of the rights, privileges and benefits of the Participants hereunder shall continue following the Change of Control.

7. Withdrawals on Account of Hardship. A Participant may, in the Committee’s sole discretion, receive a withdrawal of all or any part of such Participant’s deferrals under the Plan in the case of an “immediate and heavy financial hardship.” A Participant requesting a withdrawal pursuant to this Section shall have the burden of proof of establishing, to the Committee’s satisfaction, the existence of such hardship, and the amount needed to satisfy the same. In that regard, the Participant shall provide the Committee with such financial data and information as the Committee may request. If the Committee determines that a withdrawal should be permitted under this Section, such withdrawal shall be made within a reasonable time after the Committee’s determination of the existence of such hardship and the amount so needed. Any such withdrawal pursuant to this Section shall be expressly conditional upon the Participant receiving such distribution entering into such modification or amendment to such Participant’s Deferred Compensation Agreement as the Committee may deem appropriate in its sole and exclusive discretion to reduce the benefits that would have otherwise been payable to such Participant had such payment not been made to the Participant pursuant to this Section. As used herein, the term “hardship” means an immediate and heavy financial need of the Participant for which resources are not reasonably available from other sources to the Participant. The circumstances that shall constitute a hardship shall depend upon the facts of each case. Withdrawals of amounts because of an immediate and heavy financial need shall not exceed an amount reasonably needed to satisfy the hardship. If any withdrawal is permitted pursuant to this Section before all the Participant’s deferrals have been completed pursuant to Deferred Compensation Agreements then in effect, no further deferrals of salary shall be made pursuant to such Participant’s Deferred Compensation Agreements from and after the effective date of the withdrawal.

8. Payment to Incompetents. The Committee shall make the payments provided herein directly to the Participant or Designated Beneficiary entitled thereto or, if such Participant or Designated Beneficiary has been determined by a court of competent jurisdiction to be mentally or physically incompetent, then payment shall be made to the duly appointed guardian, committee or other authorized representative of such Participant or Designated Beneficiary. The Sponsor or the Company shall have the right to make payment directly to a Participant or Designated Beneficiary until is has received actual notice of the physical or mental incapacity of such Participant or Designated Beneficiary and actual notice of the appointment of a duly authorized representative of his estate. Any payment to or for the benefit of a Participant or Designated Beneficiary shall be a complete discharge of all liability of the Sponsor and the Company therefore. The Committee is authorized to interpret and administer this Section in accordance with the laws of the State of North Carolina.

9. Binding Effect. Obligations incurred by the Sponsor and the Company pursuant to this Plan shall be binding upon and inure to the benefit of the Sponsor and the Company, their successors and assigns, and the Participant and the beneficiary or beneficiaries designated pursuant to ARTICLE XII, Section 4 hereinabove.

10. Entire Plan. This document and any amendments contains all the terms and provisions of the Plan and shall constitute the entire Plan, any other alleged terms or provisions being of no effect.

ARTICLE XIII

CONSTRUCTION

1. Governing Law. This Plan shall be construed and governed in accordance with the laws of the State of North Carolina.

2. Gender. The masculine gender, where appearing in the Plan, shall be deemed to include the feminine gender, and the singular may include the plural, unless the context clearly indicates to the contrary.

3. Headings, etc. The cover page of this Plan, the Table of Contents and all heading used in this Plan are for convenience of reference only and are not part of the substance of this Plan.

THIS PLAN is adopted and duly executed effective as of the 31st day of October, 2011.

By:	PROGRESS ENERGY, INC. /s/ William D. Johnson William D. Johnson Chairman, President and Chief Executive Officer
ATTEST: /s/ Holly H. Wenger Holly H. Wenger Assistant Secretary [Corporate Seal]